Exhibit 99.1

I T E X S N A P S H OT
About Us

ITEX, The Cashless MarketplaceSM, is a thriving community of 22,000 member businesses buying and selling more than $300 million a year in ITEX dollar transactions.

Member businesses increase sales through an exclusive distribution channel, managed by 95 franchisees and licensees, by accepting the ITEX dollar to buy and sell products and services.

ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, Washington.

Benefits

☐	Attract new customers

☐	Generate new sales

☐	Increase your cash flow

☐	Improve your bottom line

Investor Relations

Ticker Symbol:	ITEX.OB
Industry:	Business Services
Price as of 10/12/06:	$0.70
Market Capitalization:	$13,000,000
Shares Outstanding:	18,246,132
Fiscal Year End:	07/31/2006

Stock Price as of July 31: 2003 $.14 2004 $.22 2005 $.38 2006: $.58

ITEX Corporation is headquartered in Bellevue,WA.

ITEX processes more
than $300 million in
transactions annually
and has 22,000
members managed by
over 95 franchised
offices across North
America making it the
largest cashless
marketplace in the nation.

ITEX,The Cashless MarketplaceSM, is a community of businesses buying and selling to one another by accepting ITEX dollars as the form of payment.

Revenue Growth

Revenue increased by 43% from $10.2 million in fiscal 2005 to $14.6 million in fiscal 2006.

Income From Operations

Income from operations improved from a loss in fiscal 2003 to three consecutive years of profit.

Net Income

Net income has risen from a loss in fiscal 2003 to annual increases for three consecutive years.

Operational Cash Flow

Operational cash flow has steadily grown from a negative cash flow in fiscal 2003 to annual increases for three consecutive years.

Financial Highlights

	For the fiscal years ended July 31

THE ITEX MARKETPLACESM	2006	2005	2004	2003

	(audited)	(audited)	(audited)	(audited)
Revenue	14,657	10,225	10,283	10,595
Cost and expenses:
Costs of Marketplace revenue	10,382	7,050	7,259	6,384
Selling, general and administrative	2,397	2,104	2,057	3,726
Cost and expenses of regulatory & litigation	262	307	203	580
Depreciation and amortization	275	35	143	547

	13,316	9,496	9,662	11,237

Income from operations	1,341	729	621	(642)
Other income:
Interest & other income	19	109	64	15
Loss on equipment / note receivable	—	—	(96)	—
Gain on extinguishment of debt	81	—	—	—
Gain on sale of corporate-owned offices	17	—	1,654	—

	117	109	1,622	15

Income before income taxes	1,458	838	2,243	(627)
Income tax benefit	1,975	2,260	—	—

Net Income	3,443	3,098	2,243	(627)

Average common and equivalent shares - diluted	18,623	18,576	18,279	17,733
Net income per common share - diluted	0.18	0.17	0.12	(0.04)

NOTE: All numbers represented in thousands

Market Statistics

We estimate that approximately 200,000 businesses in North America are members of retail trade exchanges. Approximately 500 retail trade exchanges service these businesses.

**	Small Business Administraion (SBA)

We believe the upside potential for ITEX is significant. Other distribution channels such as eBay and Overstock.com have gained mass appeal by minimizing barriers to entry and simplfying the transaction process. We are striving to break down the barriers that have hindered mass participation of the business community in our industry and to become a leading distribution channel.

C O R P O R A T E I N F O R M A T I O N
Steven White - Chairman & CEO

Mr. White has been a director of the Company and its Chairman since February 2003. Mr. White has served as CEO and Interim CFO of the Company since June 2003. From 1996 to 2000, he was CEO and President of Ubarter.com, a public company. Ubarter.com was an on-line payment processor for cashless transactions, originally founded by Mr.White in 1983 as Cascade Trade Association. In June 2000, Mr. White directed the sale of Ubarter.com to Network Commerce, an Internetbased technology infrastructure and services company serving as a Senior Vice President until June 2001.

John A.Wade - Director

Mr.Wade has been a director of the Company since February 2003. He has been Chief Financial Officer of Aptimus, Inc., a leader in online direct marketing with offices in San Francisco and Seattle, since May 1998. Prior to joining Aptimus, Mr. Wade served as the CFO and COO for Buzz Oates Enterprises, a real estate development company. He also has worked as the controller for A&A Properties, Inc., an asset management corporation and for Labels West, a manufacturing company; as well as an auditor and taxation specialist at McGladrey and Pullen, an international accounting firm. Mr.Wade has a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business and has been a CPA since 1987. Mr. Wade served as a director of Ubarter.com from 1999 to 2000.

Eric Best - Director

Mr.Best has been a director of the Company since February 2003. He is the founder of MindCorps, an e-commerce systems integrator acquired by Amazon.com in 1999, and Emercis, an e-commerce tools provider acquired by Impressa in 2000. He is currently founder and CEO of Mercent, a software venture that enables retailers to sell through leading online merchandising channels. Mr. Best is also founder and Chairman of Seattle-based Morse Best Innovation, a technical marketing agency serving clients such as Microsoft, Lexmark, and WRQ. He is a graduate of Seattle Pacific University and a member of the SPU Entrepreneurial Studies Council and Society of Fellows. Mr. Best served as a director of Ubarter.com from 1999 to 2000.

Marketplace Staff

ITEX has 19 employees. In addition to our corporate staff, Brokers, their staff and outside contractors combined total more than 300 individuals supporting The Cashless MarketplaceSM.

MISSION STATEMENT

To establish the ITEX dollar as a widely accepted currency and the ITEX Marketplace as the hub for cashless transactions.

In addition to historical information, this ITEX Snapshot contains forward-looking statements that are based on current expectations and assumptions and involve risks and uncertainties concerning our expected performance. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov, including under the caption,“Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this ITEX Snapshot is as of October 12, 2006, and ITEX undertakes no duty to update this information.

Corporate Office
3625 132nd Ave SE
Suite 200
Bellevue,WA 98006
Ph: 425.463.4000
Fax: 425.463.4041
www.itex.com

Investor Relations
Alan Zimmelman
425.463.4017
alan@itex.com

Independent Auditors
Ehrhardt Keefe Steiner &
Hottman PC
7979 East Tufts Avenue
Denver, CO 80237-2843

SEC Counsel
Tollefsen Business Law, P.C.
Everett Mutual Tower
2707 Colby Avenue
Suite 1116
Everett, WA 98201

Legal Counsel
Stoel Rives, LLP
600 University Street
Suite 3600
Seattle,WA 98101

Transfer Agent
OTR, INC
1000 SW Broadway
Suite 920
Portland, OR 97204